EXHIBIT 2.3

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement") dated as of May 1, 1997, by and between ASAHI/AMERICA, INC., a Massachusetts corporation (the "Company"), and DAVID MARSH, an individual (the "Employee").


                              W I T N E S S E T H :

         WHEREAS, the Company desires to retain the Employee as Assistant Vice President and Director of Research and Development of the Company;

         WHEREAS, the Employee is willing to provide his services as an employee of the Company for the inducements and on the terms and conditions set forth below in this Agreement; and

         WHEREAS, as an integral part of the employment of the Employee, the Company has bargained for a covenant by the Employee not to solicit Company employees or customers or to compete with the Company;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company employs the Employee and the Employee accepts employment with the Company in the capacity hereinafter set forth.

                  (a) Term of Employment. The term of Employee's employment by the Company under this Agreement shall commence as of May 1, 1997 and shall terminate on April 30, 2002 subject to earlier termination as provided below (the "Employment Period").

                  (b) Duties; Title. The Employee shall be responsible for directing and participating in the research and development of products to be marketed and sold by the Company and its affiliates, subject to the direction and control of the President and the Board of Directors of the Company (the "Board"). Employee's title shall be Assistant Vice President and Director of Research & Development.

                  Except for illness and permitted vacation periods, during the Employment Period the Employee shall: (i) devote his full time and attention during normal business hours to the business and best interests of the Company; and (ii) discharge such duties as may be assigned to him by the President or the Board and report to and obey the lawful directions of the President or the Board; provided that such instructions do not violate or cause a violation of law and do not constitute a breach of the directors' fiduciary duties to the Company.

         2.       Compensation.

                  (a) Base Compensation, Annual Adjustment. In consideration of the services rendered by the Employee hereunder, and the covenants contained in
Section 4 hereof, the Company will pay to the Employee a base salary at the annual rate of $110,000 payable bi-monthly or in such other manner as the Employee and the Company may mutually agree (the "Base Salary"). The Base Salary shall be increased during each year of the Employment Period by a minimum of an additional five percent (5%) of the then effective Base Salary. Such increases shall be effective on each anniversary of the effective date of the Employment Period. Upon each annual increase of the then effective Base Salary, the adjusted Base Salary shall become the new Base Salary.

                  (b) Bonus. The Employee shall also be eligible to receive a portion of the officers' annual bonus pool, if any, as determined in the sole discretion of the President and the Board.

                  (c) Other Employee Benefits. During the Employment Period, the Employee shall be entitled to the following benefits:

                           (i) two (2) weeks vacation time;

                           (ii) participation in all employee life, medical,
                  retirement and profit sharing plans and other benefit programs now or hereafter maintained by the Company for all employees of the Company for which he is eligible;

                           (iii) use of a Company automobile as determined by
                  the Company and $75 per week car allowance;

                           (iv) reimbursement for up to $10,000 per year in
                  non-insurance reimbursed medical expenses;

                           (v) Company payment of $5,000 annually to the
                  Employee's 401(k) account; and

                           (vi) payment for or reimbursement for all reasonable
                  and properly documented expenses incurred or paid by him in connection with the performance of his duties hereunder.

                  (d) Insurance. Employee shall cooperate in the Company's attempts to secure and maintain key man insurance on the life of the Employee in the amount of $1,000,000, for the Company's benefit, including by way of submitting to physical exams.

        3. Termination Provisions. The Employment Period shall terminate upon the occurrence of any of the events set forth below:

                  (a) Termination by Reason of Permanent Disability. If at any time during the Employment Period the Board determines in good faith that the Employee has been unable, as a result of physical or mental illness or incapacity, to perform his duties hereunder for a period of 60 consecutive days or 90 days during any twelve-month period, the Employment Period may be terminated by the President or Board upon thirty days' written notice to the Employee.

                  (b) Termination by Reason of Death. The Employment Period shall automatically terminate on the date of the Employee's death.

                  (c) Termination for Cause. The Board may terminate the Employment Period for Cause, as hereinafter defined, immediately upon written notice to the Employee. For purposes of this Agreement, "Cause" shall mean (i) a breach of any material provision of this Agreement, including, without limitation, any breach of Sections 4(a) through (d) hereof which breach, if curable, is not cured within ten (10) days after written notice thereof, specifying the particulars of such breach, is given to the Employee by the Board; (ii) one or more acts of dishonesty or fraud of the Employee during the Employment Period in the performance of his duties on behalf of the Company or otherwise affecting Employer; (iii) any conviction of the Employee of any felony or any crime involving moral turpitude or any other crime which conviction has, or is reasonably likely to have, a material adverse effect on the Company or its business or reputation; (iv) any material act or omission by the Employee during the Employment Period involving willful malfeasance or gross negligence in the performance of his duties hereunder which breach, if curable, is not cured within ten (10) days after written notice thereof, specifying the particulars of such breach, is given to the Employee by the President or Board; (v) gross incompetence on the part of Employee in the performance of the duties undertaken by Employee under the terms of this Agreement; (vi) the willful failure or refusal of the Employee to follow the instructions of the President or Board when such instructions are consistent with the scope and nature of Employee's duties under this Agreement; or (vii) the inability of the Employee as a result of continued alcohol or drug use to carry out his responsibilities hereunder as determined by the President or Board in the exercise of good faith judgment.

                  (d) Entitlement Upon Termination. Subject to the provisions hereof, upon any termination of the Employment Period as provided in this
Section 3(a), (b) and (c), the Employee shall be entitled to all payments and benefits accrued, and shall be entitled to reimbursement of all expenses incurred, through the effective date of such termination, including through any required notice period.

                  (e) Termination Without Cause. In addition to the Board's right to terminate the Employment Period for the reasons set forth in subsections 3(a), (b) and (c) hereof, the Board may also terminate the Employment Period without cause upon written notification to Employee that the Employment Period has been terminated and the effective date of such termination. Upon receipt of such notification, the Employee shall, in addition to any other benefits and compensation accruing to Employee through the Employment Period, be entitled to receive severance pay in an amount equal to three (3) months of the Employee's then Base Salary (the "Severance Pay"). In the Board's discretion, the Severance Pay shall be payable either in a lump sum or in periodic payments that are made at such intervals and in such amounts as if Employee were still receiving his regular compensation as an employee of the Company.

                  (f) At any time during the Employment Period, Employee shall, upon notification to Company, have the right to discontinue providing his services as an employee of Company. No penalty shall be incurred by Employee solely due to the fact that Employee has elected to and has notified Company of his decision to cease his employment with the Company. Resignation from his position as an employee of the Company shall not, however, relieve Employee from any of his other obligations under this Agreement, including, but not limited to, Employee's obligation to keep confidential Company's proprietary information as set forth in Section 4(c) hereof. Company shall have the right to treat Employee's notification of resignation as effective upon receipt of such notification or upon the date specified by Employee in such resignation or at any date in between, provided, however, that Company shall be obligated to provide compensation and benefits to Employee through any period during which Employee's services continue to be used by Company. In the event that Employee resigns from the Company, then, upon the effective date of his resignation, Employee shall only be entitled to those benefits and compensation that accrue to Employee prior to termination of the Employment Period.

         4.       Covenants of the Employee.

                  (a) Non solicitation of Customers or Employees of the Company. During the Employment Period and for a period of 3 years thereafter (together, the "Restricted Period"), the Employee will not communicate disparagingly with any suppliers to, or customers of, the Company, its direct or indirect subsidiaries or any joint ventures to which the Company or any of such subsidiaries is a party (all such subsidiaries and joint ventures, "Affiliates") with respect to any matter relating to the business of the Company or its Affiliates. During the Restricted Period and following the termination of the Restricted Period, the Employee shall not, and shall use his best efforts to cause each other business or entity with which he is or shall become associated in any capacity not to, directly or indirectly employ any person who at any time during the Restricted Period was employed in any capacity by the Company or any of its Affiliates. During the Restricted Period, the Employee shall not, and shall use his best efforts to cause each other business or entity with which he is or shall become associated in any capacity not to, (i) directly or indirectly solicit for employment any person who at any time during the Restricted Period was employed in any capacity by the Company or any of its Affiliates; (ii) directly or indirectly solicit any person or entity who at any time during the Employment Period or the period two years prior to the date of termination or non-renewal of this Agreement was a customer of the Company or its Affiliates in respect of the products or services supplied by the Company or its Affiliates; or (iii) directly or intentionally indirectly interfere or seek to interfere with the continuance of supplies to the Company or its Affiliates (or with the terms relating to such supplies) from any persons or entities who have been supplying materials or services to the Company during the Restricted Period.

                  (b) Non-Competition. The Employee acknowledges that the services to be rendered by him to the Company are of a special and unique character. The Employee agrees that, in consideration of his employment hereunder, the Employee will not, during the Restricted Period, engage, directly or indirectly, whether as officer, director, principal, agent, distributor, lender, representative, partner, consultant, trustee, attorney-in-fact, receiver, trustee in bankruptcy, debtor in possession, assignee, consultant, stockholder (other than an investment of not more than one percent (1%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee or otherwise, in any activity or business venture which is competitive with the business being conducted by the Company or its Affiliates, including any business proposed or planned to be conducted by the Company or its Affiliates as of the date of termination. Notwithstanding the foregoing, following termination of the Employment Period, Employee's engagement in activities in, or providing services to third parties, either directly or indirectly, in the following areas shall not, by itself, be deemed to be an activity that is competitive with the business of the Company or its Affiliates: flowmeters; temperature sensors; pressure sensors; or pH, ORP or other chemical sensors.

                  (c) Disclosure of Information and Intellectual Property.

                           (i) The Employee recognizes and acknowledges that the
Company's and its Affiliates' trade secrets and proprietary information and processes (which shall include, but shall not be limited to, products and the raw materials, manufacture of and/or finishing processes related thereto, research, customer lists, marketing plans, financial information, pricing and activities of the Company), as they may exist from time to time, are valuable, special and unique assets of the Company's and its Affiliates' businesses, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that subject to Section 4(b) hereof, after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that the Employee proves by preexisting documentary evidence that he was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). The Employee agrees to hold as the Company's or Affiliates', as the case may be, property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company's and its Affiliate's businesses and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company. In the event that the Employee is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material relating to the Company or its Affiliates, the Employee shall provide the Company with prompt notice thereof so that the Company or its Affiliates may seek an appropriate protective order; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Employee is, in the opinion of counsel for the Company, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed.

                           (ii) Any and all inventions made, developed or
created by the Employee during the Employment Period (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) until this Agreement is terminated which may be directly or indirectly useful to the Company, shall be promptly and fully disclosed by the Employee to the President or Board pursuant to applicable notice and shall be the Company's exclusive property as against the Employee, and the Employee shall promptly deliver to the Board all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid. The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company's exclusive property as against the Employee or to vest in the Company title to such inventions as against the Employee. The expense of securing any such patent or copyright shall be borne by the Company.

                  (d) Cooperation. During the Employment Period and following any termination of the Employment Period, Employee agrees to cooperate with Company in any patent infringement or other action brought by or against Company relating to any projects on which Employee's services have been provided to Company, including, without limitation, the patents and other proprietary information to be acquired by Company from Universal Flow Monitors, Inc. and The Rosaen Company, each of Hazel Park, Michigan. In the event that Company elects to require Employee's cooperation in such actions, Company shall be responsible for all reasonable costs and expenses incurred by Employee in providing such cooperation.

         5.       Representation and Warranties.

                  (a) The Company. The Company hereby represents and warrants to the Employee as follows:

                           (i) the Company is duly organized, validly existing
                  and in good standing under the laws of the Commonwealth of Massachusetts;

                           (ii) this Agreement has been duly authorized,
                  executed and delivered by the Company; and

                           (iii) the execution and delivery of this Agreement by
                  the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not violate any agreement to which the Company is a party or any provision of its Restated Articles of Organization or Bylaws.

                  (b) The Employee. The Employee hereby represents and warrants to the Company as follows:

                           (i) the Employee has full legal capacity to enter
                  into this Agreement;

                           (ii) this Agreement has been duly executed and
                  delivered by the Employee;

                           (iii) the execution and delivery of this Agreement by
                  the Employee, the performance by the Employee of his obligations hereunder and the consummation by the Employee of the transactions contemplated hereby will not violate any agreement to which he is a party; and

                           (iv) the Employee has made such investigations of the
                  business and properties of the Company as he deems necessary or appropriate before entering into this Agreement.

         6.       Successors: Assignment.

                  (a) The Company. Except as herein provided, the Company may not assign any of its rights or obligations under this Agreement without the written consent of the Employee; provided, however, that the Company may assign this Agreement without such consent if assigned to the acquiring party as part of a transfer by the Company of all or substantially all of its assets. A change in control of the Company or merger of the Company with and into any other entity (whether or not the Company shall be the surviving entity) shall not be deemed an assignment of this Agreement.

                  (b) The Employee. Neither this Agreement, nor any right, obligation or interest hereunder, may be assigned by the Employee, his beneficiaries, or his legal representatives.

         7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or three business days after being mailed by first-class certified mail, postage prepaid and return receipt requested, addressed as follows:

         If to the Company:

                           Asahi/America, Inc.
                           35 Green Street
                           Malden, Massachusetts 02148
                           Attention: President

           with copies to:

                           Gadsby & Hannah, LLP
                           225 Franklin Street
                           Boston, Massachusetts 02110
                           Attention: Burton Winnick, Esq.
                           and Marianne Gilleran, Esq.

           If to the Employee:

                           David Marsh
                           277 Bungy Road
                           North Scituate, RI  02857

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof and each party consents to the jurisdiction of the courts located within said Commonwealth.

         9. Entire Agreement. This Agreement contains the entire agreement of the parties and their affiliates relating to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, written or oral with respect thereto.

         10. Severability.

                  (a) Generally. If any term or provision of this Agreement or the application thereof to any person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  (b) Duration and Scope of Certain Covenants. Without limiting
Section 10(a) hereof, if any court or arbitrator determines that any of the covenants contained in Section 4 hereof, or any part of such covenants, are unenforceable because of the duration or geographic scope of such provision, such court or arbitrator shall have the power to and is hereby requested to modify the duration or scope of such provisions as the case may be to the extent necessary to make such provision enforceable, and in its modified form, such provision shall then be enforceable.

         11. Arbitration. In the event of any dispute arising out of or relating to this Agreement or in the case of breach hereof, the parties shall try in the first instance to arrive at an amicable settlement, within sixty (60) days after a notice thereof has been given in writing by the complaining party. Should this fail, the dispute or breach shall be referred to and finally settled by arbitration which shall be held in Boston, Massachusetts and conducted in the English language in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"); The AAA shall select three arbitrators (or in the event of a monetary dispute involving less than $25,000, one arbitrator) to arbitrate the disputed matter. The arbitration decision shall be binding and final and judgment on any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         12.      Remedies.

                  Equitable Relief. The Employee acknowledges and agrees that the covenants and obligations of the Employee contained in Section 4 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. The Company therefore, in the event of any such breach, shall be entitled to, and the Employee hereby consents to, injunctive relief, a restraining order, an order of specific performance or any other equitable relief (together, "Equitable Relief") with respect to any of its obligations under Section 4. The Employee hereby waives any claim or defense therein that the Company has an adequate remedy at law or that money damages would provide an adequate remedy. It shall, however, be the election of the Company as to whether or not to seek Equitable Relief. An order for Equitable Relief shall be among the remedies which can be granted pursuant to an arbitration action instituted under Section 11 hereof and enforced by any court of competent jurisdiction. Additionally, solely for the purpose of provisional relief pending a determination on the merits pursuant to the arbitration process provided for in
Section 11 hereof, the Company may seek from an appropriate court Equitable Relief.

         13. Amendments. Miscellaneous, etc. Neither this Agreement, nor any term hereof, may be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to Sections shall be to Sections of this Agreement

         14. Effective Date. By their execution hereof, the parties agree that this Agreement shall be effective upon May 1, 1997.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement under seal as of the date first written above.

                                         ASAHI/AMERICA, INC.


                                         By:     /s/ Leslie B. Lewis
                                                 -------------------------------
                                                     Leslie B. Lewis
                                         Title:      Chief Executive Officer



                                                 /s/ David W. Marsh
                                                 -------------------------------
                                                     David Marsh